Exhibit 10.1

LETTER OF INTENT

TrimFast Group, Inc. This letter is intended to summarize the principal terms of a proposed transaction between TrimFast Group., Inc. ("TrimFast") and Saenz Group LLC. 13553 Poway Road. # 185 Poway CA. 92064. Subject to its terms and when fully executed, on or before November 5,2004 it shall become a NON-binding for parties.

Concurrently with the closing of this transaction, TrimFast will acquire unspecified percentage of all or part of assets and designated liabilities of Saenz Group LLC. and in exchange for cash and TrimFast common stock (the "Shares") which will be issued to Saenz Group LLC.) The shares to be received by Saenz Group LLC. will be subject to Rule 144 of the Securities Act of 1933, as amended.

1. ACCESS

During the period from the date this letter is signed by Saenz Group LLC. (the "Signing Date") until the date on which either Party provides the other Party with written notice that negotiations toward a Definitive Agreement are terminated (the "Termination Date"), Saenz Group LLC. will afford TrimFast full and free access to properties, contracts, books and records, and all other documents and data. Deemed necessary.

2. CONFIDENTIALITY

Except as and to the extent required by law, each party will not disclose or use, and will direct its representatives not to disclose or use to the detriment of Saenz Group LLC. TrimFast any Confidential information (as defined below) furnished by either party, or their authorized respective representatives at any time or in any manner other than in Connection with their evaluation of the transaction proposed in this letter. For purposes of this Paragraph, "Confidential information" includes, but is not limited to confidential information regarding either party and the work papers, concepts, formulas, techniques, strategies, components, programs, reports, studies, memoranda, correspondence, materials, manuals, records, data, technology, products, plans, research, service, design information, procedures, methods, documentation, policies, pricing, billing, customer lists and leads, and any other technical data, information and know-how which relate to Saenz Group LLC. or TrimFast or are otherwise useful in Saenz Group LLC. business, and which either party considers proprietary and desires to maintain confidential. The parties hereto Acknowledge that each considers the confidential information to be proprietary, confidential and valuable, and the Confidential Information consists of trade secrets entitled to the fullest protection available by law, and the confidential information has taken each party's respective employees and agents a substantial amount of time to research, assemble and formulate. "Confidential Materials" shall mean all tangible materials containing Confidential Information, including without limitation written or printed documents and computer disks or tapes, whether machine readable or user readable. Each party recognizes the proprietary rights of the other in and to the confidential information and the confidential nature of the confidential information and agrees to safeguard and treat the Confidential Information as confidential the same as it would treat any other trade secret.

3. DISCLOSURES

Except as and to the extent required by law, without the prior written consent of the other Party, neither TrimFast nor Saenz Group LLC. will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter. If a Party is required by law to make any such disclosure, it must first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

4. COSTS

Each party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Possible Acquisition.

5. CONSENTS

During the period from the Signing Date until the earlier of the Termination Date or the execution of a Definitive Agreement, TrimFast and Saenz Group LLC. will cooperate with each other and proceed, as promptly as is reasonably practical, to prepare and to file the notifications and to obtain all consents of third parties necessary in order to consummate the Possible Acquisition, if necessary.

6. ENTIRE AGREEMENT

The NON-Binding Provisions constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof Except as otherwise provided herein, the NON-Binding Provisions may be amended or modified only by a writing executed by all of the parties.

This Agreement may be terminated by TrimFast or Saenz Group LLC. if either party are unable to provide requested information or their ongoing due diligence proves unsatisfactory.

7. GOVERNING LAW

The Non-Binding Provisions will be governed by and construed under the laws of the State of Florida without regard to conflicts by laws principles.

8. COUNTERPARTS

This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,

Agreed and Accepted:

By:

TrimFast Group, Inc.

/s/ KENNETH HILOWITZ

President

Saenz Group LLC.

/s/ ALEX AJSAEN

November 5, 2004